Exhibit 99.2
CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)

(In thousands)	Three Months Ended March 31,
	2024	2023
Revenue	$139,531	$134,383
Operating expenses:
Direct operating expenses(1)	96,991	99,652
Selling, general and administrative expenses(1)	28,975	26,695
Corporate expenses(1)	9,419	12,695
Depreciation and amortization	11,354	9,703
Other operating expense (income), net	(686)	3,766
Operating loss	(6,522)	(18,128)
Interest expense, net	(1,099)	(11,736)
Loss on extinguishment of debt	(2,394)	—
Other income (expense), net	(745)	10,412
Loss from continuing operations before income taxes	(10,760)	(19,452)
Income tax benefit (expense) attributable to continuing operations	(661)	604
Loss from continuing operations	(11,421)	(18,848)
Income (loss) from discontinued operations(2),(3)	(138)	83,560
Consolidated net income (loss)	(11,559)	64,712
Less: Net income attributable to noncontrolling interests	26	23
Net income (loss) attributable to the Company	$(11,585)	$64,689

(1)Excludes depreciation and amortization.
(2)Loss from discontinued operations for the three months ended March 31, 2024 reflects the net loss generated during the period by operations in Spain. Income from discontinued operations for the three months ended March 31, 2023 includes a gain from the sale of the former business in Switzerland, partially offset by the net loss collectively generated during the period by operations in France, Italy, Spain and Switzerland.
(3)The difference between income (loss) from discontinued operations reported herein and income (loss) from discontinued operations reported in the Clear Channel Outdoor Holdings, Inc. (“CCOH”) and Subsidiaries Consolidated Statements of Loss and Notes to the Consolidated Financial Statements for each period primarily results from CCOH expenses that are not recognized as expenses of Clear Channel International B.V. and Subsidiaries and are classified as discontinued operations of CCOH. These expenses include costs related to the sales processes and, for the three months ended March 31, 2023, income tax expense attributable to the sale of the former business in Switzerland.